                                                                     Exhibit 21

                         Subsidiaries of Be Free, Inc.

    Be Free Securities Corporation (Massachusetts)
    Be Free International, Inc. (Delaware)
    TriVida Corporation (California)
    Be Free France (France)
    Be Free Germany GmbH (Germany)
    Be Free UK, Ltd. (UK)